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EXHIBIT 99. CAUTIONARY STATEMENT UNDER PRIVATE SECURITIES
            LITIGATION REFORM ACT OF 1995 - "SAFE HARBOR" FOR
            FORWARD-LOOKING DISCLOSURES

Certain forward-looking statements are included in this Form 10-Q and may be made by Company spokespersons based on current expectations of management. All forward-looking statements made by the Company are subject to risks and uncertainties. Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations and historical results.

-- Competitive factors, including generic competition as patents on key products, such as Prozac, expire; pricing pressures, both in the U.S. and abroad, primarily from managed care groups and government agencies; and new patented products or expanded indications for existing products introduced by competitors, which can lead to declining demand for the Company's products.

-- Changes in inventory levels maintained by pharmaceutical wholesalers as a result of wholesaler buying patterns, which can cause reported sales for a particular period to differ significantly from underlying prescriber demand.

-- Economic factors over which the Company has no control, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions in volatile areas such as Latin America.

-- Governmental factors, including laws and regulations and judicial decisions at the state and federal level related to Medicare, Medicaid and health care reform that could adversely affect pricing and reimbursement of the Company's products; and laws and regulations affecting international operations.

-- The difficulties and uncertainties inherent in new product development. New product candidates that appear promising in development may fail to reach the market or may have only limited commercial success because of efficacy or safety concerns, inability to obtain necessary regulatory approvals, difficulty or excessive costs to manufacture, or infringement of the patents or intellectual property rights of others.

-- Delays and uncertainties in the FDA approval process and the approval processes in other countries, resulting in lost market opportunity.

-- Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

-- Legal factors including unanticipated litigation of product liability or other liability claims; antitrust litigation; environmental matters; and patent disputes with competitors which could preclude commercialization of products or negatively affect the profitability of existing products. In particular, while the Company believes that its U.S. patents on Prozac are valid and enforceable, there can be no assurance that the Company will prevail in the various legal challenges to those patents.

-- Future difficulties obtaining or the inability to obtain existing levels of product liability insurance.

-- Changes in tax laws, including laws related to the remittance of foreign earnings or investments in foreign countries with favorable tax rates, and settlements of federal, state, and foreign tax audits.

-- Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants which are adverse to the Company.

-- Internal factors such as changes in business strategies and the impact of restructurings and business combinations.

-- The Company's statement that it expects to complete the Year 2000 modifications before December 31, 1999, is based on management's best estimate, which was derived utilizing numerous assumptions of

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     future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that timely completion will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and the successful completion by key third parties of their own Year 2000 modifications.

-- Uncertainty surrounding the extent to which consumer concerns about the possibility of Y2K-related product shortages will lead to higher than normal buying patterns for company products in the remaining months of 1999, affecting results of operations in the latter half of 1999 and early 2000.

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